UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 15, 2013
(Date of earliest event reported)

DEGARO INNOVATIONS CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-169770 (Commission File Number)	46-2934710 (IRS Employer Identification No.)

6025 S. Quebec, Suite 100, Centennial, CO (Address of principal executive offices)	80111 (Zip Code)

Registrant’s telephone number, including area code:   (303) 930-2218

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	Resignation of Director

On July 15, 2013, Sheryl Briscoe resigned from her position as a member of the board of directors (the “Board”) of Degaro Innovations Corp. (the “Company”).  Ms. Briscoe’s resignation was not the result of any disagreements with the Company on any matters relating to the Company’s operations, policies or practices.  The Company would like to thank Ms. Briscoe for her years of dedicated service.

(b)	Election of Director

On July 15, 2013, the Board appointed Mr. Frederick Taylor to serve as a member of the Board.

Mr. Taylor is the owner and president of Summit West Oil, LLC (“Summit West”).  Mr. Taylor’s experience with Summit West includes, but is not limited to: (i) negotiating the acquisition and/or divestiture of mineral rights; (ii) negotiating oil and gas leases and right of way and surface agreements to provide for the exploration and/or development of minerals; (iii) determining ownership in minerals through the research of public and private records; and (iv) reviewing the status of title, curing title defects and otherwise reducing title risk associated with ownership in minerals.  Mr. Taylor also has nineteen years of experience as a real estate broker in both residential and commercial real estate in Arizona and Washington.

Mr. Taylor  is not related by blood or marriage to any of the Company’s directors or executive officers or any persons nominated by the Company to become directors or executive officers. There have been no transactions since the beginning of the Company’s last fiscal year, nor are any currently proposed regarding Mr. Taylor that is required to be disclosed by Item 404(a) of Regulation S-K..  To the Company’s knowledge, there is no arrangement or understanding between any of its directors, officers and Mr. Taylor pursuant to which he was selected to serve as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEGARO INNOVATIONS CORP.

DATE: July 19, 2013	By:	/s/ Thomas Hynes
Thomas Hynes Chief Executive Officer